CITY NATIONAL ROCHDALE FUNDS
FIRST AMENDMENT TO THE
 TRANSFER AGENT SERVICE AGREEMENT

THIS FIRST AMENDMENT dated as of the 18th day of September, 2014, to the Transfer Agent Servicing Agreement, dated as of January 1, 2013 (the “Agreement”), is entered into by and between CITY NATIONAL ROCHDALE FUNDS, a Delaware trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by written agreement of the parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CITY NATIONAL ROCHDALE FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Kurt Hawkesworth	By:	/s/ Michael R. McVoy

Printed Name:	Kurt Hawkesworth	Printed Name:	Michael R. McVoy

Title:	V. P.	Title:	Executive Vice President

9/2014

Amended Exhibit B to the Transfer Agent Servicing Agreement – City National Rochdale Funds

City National Rochdale Funds
TRANSFER AGENT & SHAREHOLDER SERVICES
 ACCOUNT SERVICES FEE SCHEDULE at October, 2012

Annual Service Charges to the Fund Complex*
■	Complex Fee based on 35 CUSIPs	$700,000 /year
■	Annual base CUSIP Fee for 36 – 40	$ 20,000 /year
■	Annual base CUSIP Fee over 40 CUSIPs	$ 12,000 /year
■	Annual base CUSIP fee less than 35 CUSIPS	$20,000/year/CUSIP reduction
■	NSCC Level 3 Accounts	$10.00 /open account
■	No-Load Fund Accounts	$12.50 /open account
■	Load Fund Accounts	$15.00 /open account
■	Daily Accrual Fund Accounts	$18.00 /open account
■	Closed Accounts	$ 2.50 /closed account

Services Included in Annual Base Fee Per CUSIP
■	DST NSCC Charge
■	CUSIP Setup Charge
■	Cost Basis Reporting for Direct Accounts
■	Dealer Reclaim Services
■	ReportSource Web Data Access Set Up Fee and Annual Fee

Activity Charges
■	Manual Shareholder Transaction & Correspondence	$5.00 /event
■	Omnibus Account Transaction	$1.00 /transaction
■	Telephone Calls	$1.00 /minute
■	Voice Response Calls	$0.40 /call

Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, voice response (VRU) maintenance and development, data communication and implementation charges, and travel.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, client dedicated line data access, programming charges, training, Short-Term Trader reporting, cost basis reporting, Excessive Trader, 12b-1 aging, investor email services, dealer reclaim services, shareholder performance statements, Real Time Cash Flow, money market fund service organizations, charges paid by investors, literature fulfillment, physical certificate processing, Same Day Cash Management, expedited CUSIP setup, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

*	The number of CUSIP’s at the time of conversion will be charged at a Complex level.
Fees are billed monthly. Annual Service Charges will be prorated equally each month in arrears.

9/2014

Amended Exhibit B to the Transfer Agent Servicing Agreement
City National Rochdale Funds

TRANSFER AGENCY SERVICES Fee Schedule effective September 1, 2014 for City National Rochdale California Tax Exempt Money Market Fund

●    City National Rochdale California Tax Exempt Money Market Fund Class N (fund # 2636)

●    City National Rochdale California Tax Exempt Money Market Fund Class S (fund # 2637)

●    City National Rochdale California Tax Exempt Money Market Fund Servicing Class (fund # 2635)

Transfer Agent Services:

Annual Base Fee will be $5,000 per CUSIP for a one year period from September 1, 2014 – August 31, 2015 or until City National Rochdale terminates the Agreement, whichever comes first.

Transaction fees still apply during this one year period of September 1, 2014 – August 31, 2015.

City National Rochdale will notify USBFS if it chooses to terminate the Agreement prior to August 31, 2015. Otherwise, these fee reductions will automatically terminate on August 31, 2015 and U.S. Bancorp Fund Services will reinstate its original base fees ($20,000 per cusip) as of September 1, 2015.

City National Rochdale has agreed to reimburse USBFS waived transfer agency fees (up to $45,000) once the City National Rochdale California Tax Exempt Money Market Fund can continue without any expense reduction waivers (which excludes expense waivers from City National Rochdale and SEl).

Fees are billed monthly.

9/2014